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EXHIBIT 23.26

15.044 -2005

PURCHASE AGREEMENT

SOCIEDAD AGRÍCOLA SAN SEBASTIAN LIMITADA (UNDER PARTITION)

AND

MINERA LUMINA COPPER CHILE S.A.

In Santiago, on this 18 day of October 2005, before me, Eduardo Avello Concha, Notary of the 27th Notary of Santiago with offices at Orrego Lucco 0153, Borough of Providence, hereby appear: on the one hand, Mr. Rafael Vergara Irarrázabal, Chilean, married, engineer, ID No. 4.606.458 -5, domiciled at San Damian 255, Las Condes, Santiago; and Mr. José Antonio Vergara Irarrázabal, Chilean, married, lawyer, ID No. 6.062.332 -5, domiciled at Glamis 3241, department 801, Las Condes, Santiago, both by themselves and on behalf of Sociedad Agrícola San Sebastián Limitada, farming company currently under partition, Tax Payer Number 79.629.080 -3, domiciled at Asturias 97, Las Condes, Santiago, hereinafter also referred to as the “Seller”; and, on the other hand, Mr. John Joseph Selters, North American, single, mining engineering, ID for foreigners No. 14.427.974 -3, on behalf, as shall be evidenced, of MINERA LUMINA COPPER CHILE S.A., Tax Payer Number 99.531.960 -8, both domiciled for purposes hereof at Las Nieves 3331, Vitacura, Santiago, hereinafter also referred to as the “Buyer” and/or “Lumina”; the appearing persons being of the statutory age, who evidence their identities through the aforementioned documents and hereby state:

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FIRST: Property.
Seller is the only and exclusive owner of the following assets:

a) Real Estate named Hijuela Carrizalillo Chico located in the commune of Tierra Amarilla, Province of Copiapó, Third Region of Chile, which include the areas of “Potrero Chico”, “El Potrero Grande”, “El Florido”, “El Tambo”, “La Higuera”, “Los Pozos”, “El Rincón” and “La Vega”. The boundaries of the referred Real Estate are: North, with “Hacienda Jorquera”; South, with “Hacienda Manflas”; East, with “Puntilla Negra de Quebrada Seca”, which separate it from “Hijuela Quebrada Seca”; and West, with “Hijuela Los Hornos”. Seller acquired this Real Estate by purchase agreements subscribed indistinctly with Mrs. Ninfa Orodina Aróstica Julio, Mrs. Wilna Teresa Aróstica Julio, Mrs. Milena Liliana Aróstica Julio and Mr. Ovidio Caupolicán Aróstica Julio by means of public deeds, all dated November 9, 1990, granted before the Public Notary of Copiapó Mr. Jaime Morandé Miranda. The ownership title on behalf of Seller is registered on page 7277, number 3431 and page 7291, number 3446 both of the Property Registry of the Real Estate Custodian of Copiapó, corresponding to the year 1990.

b) Consumable underground water rights, of permanent and continuous exercise by a volume of 58,5 liters per second, that is pumped from a well located within the Real Estate individualized in letter a) above. Seller acquired this right by resolution number 537 of the Dirección General de Aguas (“DGA”), dated December 17, 1993, which was reduced into public deed on February 14, 1994 before the Public Notary of Copiapó, Mr. Eduardo Cabrera Cortés. This right is registered under the name of Seller at page 19, number 18, of the Registry of Water Property of the Real Estate Custodian of Copiapó, corresponding to the year 1994.

c) Consumable underground water rights, of permanent and continuous exercise by a volume of 54 liters per second, that is pumped from a well located within the Real

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Estate individualized in letter a) above. Seller acquired this right by resolution number 244 of the DGA dated March 29, 1996, which was reduced into public deed on May 20, 1996 before the Public Notary of Copiapó, Mr. Eduardo Cabrera Cortés. This right is registered under the name of Seller at page 37 overleaf, number 36, of the Registry of Water Property of the Real Estate Custodian of Copiapó, corresponding to the year 1996.

d) Consumable underground water rights, of permanent and continuous exercise by a volume of 40 liters per second, that is pumped from a well located within the Real Estate individualized in letter a) above. Seller acquired this right by resolution number 426 of the DGA dated June 28, 1996, which was reduced into public deed on August 9, 1996 before the Public Notary of Copiapó, Mr. Eduardo Cabrera Cortés. This right is registered under the name of Seller at page 63, number 57, of the Registry of Water Property of the Real Estate Custodian of Copiapó, corresponding to the year 1996.

e) Consumable underground water rights, of permanent and continuous exercise by a volume of 60 liters per second, that is pumped from a well named “B” located, according to the South American Provisory datum 1956, in the UTM coordinates North: (m) 6.887.999 and East: (m) 410.957. Seller acquired this right by resolution number 525 of the DGA dated July 25, 1996, which was reduced into public deed on October 7, 1996 before the Public Notary of Copiapó, Mr. Eduardo Cabrera Cortés. This right is registered under the name of Seller at page 71 overleaf, number 64, of the Registry of Water Property of the Real Estate Custodian of Copiapó, corresponding to the year 1996.

f) Consumable underground water rights, of permanent and continuous exercise by a volume of 27 liters per second, that is pumped from a well named “C” located, according to the South American Provisory datum 1956, in the UTM coordinates

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North: (m) 6.889.172 and East: (m) 409.957. Seller acquired this right by resolution number 586 of the DGA dated December 7, 1994, which was reduced into public deed on January 31, 1995 before the Public Notary of Copiapó, Mr. Eduardo Cabrera Cortés. This right is registered under the name of Seller at page 5 overleaf, number 5, of the Registry of Water Property of the Real Estate Custodian of Copiapó, corresponding to the year 1995.

g) Superficial water rights extracted from an artificial flowing from the Copiapó River of consumable, permanent and alternative use, which corresponds to 15 shares that are equivalent to two and a half hours of watering with 1/5 of the river every 14 days, right riverside, Cordillera Sector, coming from Carrizalillo Channel of the commune of Tierra Amarilla, which tributary is Pulido River. The registration under Sociedad Agrícola San Sebastián Limitada name was made, according to Water Code article 115, at page 95 overleaf, number 83 of the Registry of Water Property of the Real Estate Registrar of Copiapó, corresponding to the year 1996; and certify number 36 dated June 1st, 2005, issued by Mr. Marco Larenas Contreras, Regional Director of the DGA, Atacama Region. This right is established in the public deed dated September 13, 1996, granted before the Public Notary of Copiapó, Mr. Eduardo Cabrera Cortés, in which are enclosed the By-laws of the Copiapó River and its Tributaries’ Vigilance Board and this right was acquired by means of the public deeds referred to in previous letter a) of this clause. This right is registered under the name of Seller at page 45, number 36, of the Registry of Water Property of the Real Estate Custodian of Copiapó, corresponding to the year 2005.

SECOND: Representations.
Seller hereby represents and warrants in favor of Buyer that:

a) It is the exclusive owner of the assets referred to in clause first above and their titles are fully in force in accordance with applicable law;

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b) The referred assets are free of liens, mortgages, prohibitions, interdictions, seizures, promises, options, real or personal rights, lease agreements on any other sort of agreement or instrument in favor of third parties, and free of litigation or other restrictions that could affect the transfer of the ownership and/or the use and enjoyment of the Property, and, in general, free of all encumbrance, with the sole exception of the Real Estate referred in letter a) of clause first above that has an electric line easement created in favor of Sociedad Agrícola Iglesia Colorada Limitada, as evidenced in registration made on page 238, No. 97 of the Mortgages and Encumbrances Registry of the Real Estate Custodian of Copiapó, corresponding to the year 1987;

c) It does not require any consent or authorization from third parties in order to execute the agreement herein;

d) There is no commenced legal action, litigation, complain or procedure, nor it is aware of any of those that could be commenced, nor of facts that could derive in the commencement of a legal action, litigation, complaint or procedure, whether judicial or non judicial, in connection with the assets referred to in clause first above, with the exception of the arbitral trial and the partition trial that carry out Mr. Francisco Ruiz-Tagle Decombe between Luis Rafael Vergara Irarrázabal and José Antonio Vergara Irarrázaval;

e) The assets have their legal titles in good standing according to Chilean law;

f) It is not aware of third parties’ complains or of third parties that could have rights over the assets and/or the fact that third parties have applied for mining concessions over the surface covered by the Real Estate referred to in clause first letter a) above;

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g) The payment of the Real Estate’s referred in clause first letter a) above land tax is updated;

h) It has not executed any act breaching the legal and regulatory provisions currently in force, specially the environmental provisions contained in Act 19,300, and moreover, that all the activities executed within the Real Estate referred in clause first above have fully comply with the pertinent laws and regulation;

i) The Real Estate referred in clause first letter a) above is free from occupants.

j) Mr. John Joseph Selters, on behalf of MINERA LUMINA COPPER CHILE S.A., declares under oath that the latter is a Chilean company, with domicile is located in Chile, that its capital have been entered by its Canadian partners and that its control is held by North Americans that reside in Chile. Mr. Rafael Vergara Irarrázabal and Mr. José Antonio Vergara Irarrázaval, by themselves and as representatives and sole partners of SOCIEDAD AGR¥COLA SAN SEBASTIÁN LIMITADA declare under oath that the seller company is Chilean.

THIRD: Purchase.
Hereby and through this instrument Seller, acting duly represented as mentioned herein, hereby sells, assigns and transfers to Lumina, for whom its appearing representative accepts and acquires, the Real Estate and its water rights all individualized in letters a), b), c), d), e) f) and g) of the clause first above, as well as all the rights derived therefrom in accordance with the law, belonging to Seller pursuant to clause first above, notwithstanding the pending condition established in clause seventh below and Buyer’s right to resolve this agreement, loosing as damage indemnity all what was paid until that date, not having Seller right to any other indemnity.

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FOURTH: Price.
The purchase price of the Real Estate referred to in clause first letter a) above amounts to US$1.400.000. - dollars of the United States of America (hereinafter “dollars”), payable at any event and un-refundable. This price will be increased in another US$1.400.000. - if the pending condition referred to in clause seventh below is totally or partially fulfilled, unless Lumina exercise its right referred to in clause 8.2 below. The purchase price of the underground water rights referred to in clause first, letters b), c), d), e) and f) amounts to US$9.200.000. - dollars, from which US$100.000. - dollars will be payable at any event and un-refundable and that amount will correspond to 15 liter by second of the water rights referred to in letter c) clause first above. The parties leave on record that the total price of the water rights may suffer some modifications according to the level of fulfillment of the pending condition referred to in clause seventh hereof. The purchase price of the superficial water right referred to in clause first letter g) above amounts to US$300.000. - dollars.

Despite to what is mentioned in clause seventh hereof, the parties have assigned the following prices for each one of the underground water rights referred to in clause first letters b), c), d), e) and f) above:

a) The amount of US$2.247.182. - dollars that corresponds to the price of the underground water right mentioned in clause first, letter b), above.

b) The amount of US$2.074.321. - dollars that corresponds to the price of the underground water right mentioned in clause first, letter c), above.

c) The amount of US$1.536.534. - dollars that corresponds to the price of the underground water right mentioned in clause first, letter d), above.

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d) The amount of US$2.304.802. - dollars that corresponds to the price of the underground water right mentioned in clause first, letter e), above.

e) The amount of US$1.037.161. - dollars that corresponds to the price of the underground water right mentioned in clause first, letter f), above.

FIFTH: Price Payment.
The prices mentioned in the former clause, with the exception of the amount payable at any event of 1.500.000 dollars referred to in letter a) below, and that in total amounts to US$12.300.000. - dollars, notwithstanding the fulfillment of the pending condition mentioned in clause seventh hereof, will be paid by Buyer to Seller as follow:

a) With the amount of US$1.500.000. - dollars that Buyer pays in cash in this act to Seller, stating the latter that he receives this amount, completely and to its whole and total satisfaction, by submitting Buyer two 30 day bank deposits, one for 1.200.000 and the other for 300.000 dollars plus the interest agreed herein that amounts to 9.290 dollars, renewable and endorsed to Mr. Rafael Vergara Irarrázabal and José Antonio Vergara Irarrázaval to the Notary that authorizes this deed, with the instruction to deliver them to Seller once the assets subject to this contract are registered under Buyer’s name before the pertinent Custodians. Buyer has to request these registrations within the term of 10 days counted from the date hereof. For all legal effects, this payment will be imputed to pay the price of the Real Estate, without its waters, individualized in letter a) of clause first above and the equivalent to 15 liters from the underground water right individualized in clause first letter c) above.

b) With the amount of US$4.300.000. - dollars or its equivalent to Chilean pesos depending on the decision of Seller that must be taken within the term of 48 hours counted from the reception of the letter mentioned in clause sixth below and

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converted according exchange rate set forth in clause 14.7 hereof, sum that will be paid in or before the term of 365 days, counted from the date of this agreement and that Buyer will pay to Seller in the way stated in clause sixth below. For all legal effects, this payment will be imputed first to pay the increased price referred to in clause fourth above of the total price of the Real Estate individualized in letter a) of clause first above whether there is an adjustment of the price according to clause seventh below and the remaining will be imputed to pay the price of the water rights individualized in clause first above, according to the terms and opportunities mentioned in clause seventh hereof.

c) With the amount of $3.300.000. - dollars or its equivalent to Chilean pesos depending on the decision of Seller that must be taken within the term of 48 hours counted from the reception of the letter mentioned in clause sixth below and converted according exchange rate set forth in clause 14.7 hereof, sum that will be paid in or before the term of 720 days, counted from the date of this agreement and that Buyer will pay to Seller in the way stated in clause sixth below, according to the terms and opportunities mentioned in clause seventh hereof.

d) With the amount equivalent to Chilean pesos of $3.200.000. - dollars or its equivalent to Chilean pesos depending on the decision of Seller that must be taken within the term of 48 hours counted from the reception of the letter mentioned in clause sixth below and converted according exchange rate set forth in clause 14.7 hereof, sum that will be paid in or before the term of 1080 days, counted from the date of this agreement and that Buyer will pay to Seller in the way stated in clause sixth below, according to the terms and opportunities mentioned in clause seventh hereof.

The balance of the price indicated in the previous letters b), c) and d) that will be owed according to clause seventh hereof, will accrue an interest rate of Libor 360 days, plus 2,9 point (290 basic points), able to be capitalized every 360 days, interest

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that will be paid jointly with each one of the installments of the price indicated previously and calculated on the balance of price to that date. The applicable Libor rate for the payment of the installment indicated in letter b) above will be the effective one at the date of this contract plus its surcharge; the Libor rate applicable for the payment of the installment indicated in letter c) above will be firstly the Libor rate effective at the date of this contract, plus its surcharge and then the Libor rate effective in 360 days counted from the date of this contract, plus its surcharge; the Libor rate applicable for the payment of the installment indicated in letter d) above will be the same rates applicable to the installments indicated in letter c) above and then the Libor rate effective in 720 days counted from the date of this contract, plus its surcharge.

The parties agree also that the prices established for the water rights object of this purchase, excluding the interest agreed in this clause, will be increased up to the amount corresponding to 50% of the first category income tax that will be yield while the pending condition referred to in clause fourth hereof is fulfilled. The referred increases that are part of the prices and that today represent 17% of each payment, will be paid by Buyer jointly with the payment of each installment in 50% by Buyer within the first 15 day of April of the year that is due to pay the tax (hereinafter “Gross-Up” which will be calculated as follow: base price divided by one minus 50% of the applicable tax rate, i.e. 100.000 at the 17% tax rate will be calculated as follow (100.000) divided by 1 minus point 17 by point 50, from which the result is 109.290 dollars).

In the case the 17% first category tax rate is modified, Buyer will pay the referred 50% according to the new tax rate that may be in force at the time the tax I paid.

SIXTH: Form of Payment.

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For purposes of foregoing clause five, Lumina shall notify Seller, with at least 5 days of anticipation, the date on which each of the indicated installments shall be paid, dates that cannot exceed the dated fixed therein for each of the installments.

Such payment shall always be executed before the Public Notary authorizing this agreement, or its successor or assignee, and against the corresponding receipt public deed duly signed by the parties.

In case Seller, for any reason, does not receive the payment and does not sign the corresponding receipt deed, then it shall be valid the payment to be done by Lumina delivering to the Public Notary authorizing this agreement, or its successor or assignee, a 30 days renewable bank deposit, endorsed to Rafael Vergara Irarrázabal and José Antonio Vergara Irarrázaval, with the instructions of handle the document to them against their signature of the pertinent receipt deed.

SEVENTH: Pending Condition.
The parties agree that full payment of each one of the indicated price installments referred to in letters b), c) and d) of clause fifth above will be subject to the pending condition, able to be fulfilled at Lumina plenty satisfaction, consisting that once Buyer has done a hydro-geologic model of Pulido River, considering at least the area of the Real Estate, including among other electromagnetic studies and all the works that Lumina considered necessary to extract the volume corresponding to the rights of underground water individualized in the clause first herein, as the rehabilitation of the existing wells and/or the relocation and/or the drill of new wells, they will have to be able to yield jointly and simultaneously, in a sustained and coordinated way a volume of at least 239.5 liters per second. However, the parties agree that if for any reason at the expiry of any installment referred to in previous clause fifth, letters b), c) and d), the yield tests have not been done or terminated, the respective price quota will be

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paid totally and the pending condition will be applied only for the remaining price quotas.

In the case, Lumina decides to relocate the wells in areas outside of the Real Estate, the relocated litters per second will be considered as effectively yield for the purposes of this pending condition.

Any join and sustain yield test of the five wells that Lumina will do or has already done before any rehabilitation work, will establish the minimum yield of them.

In case the volume possible to be yielded is smaller than 239,5 liters by second once the studies and works already described have been done, the pending condition will be had as unfulfilled; in such case Buyer will be able to resolve this agreement without right to ask reimbursements of the already paid quotas, amounts that will be kept by Seller as damage indemnity for emerging damages, not having the latter right to ask any other damage; or Buyer will be able to ask the amendment of the amount of the installment that correspond to pay, in proportion to the volume that indeed can be yield in a continuous, joint and sustain way either from the current wells or from the new system of wells.

If at the time of being made the wells yield measurement, they yield more than 239.5 liters by second, Buyer will not have to pay more than the agreed installment.

The parties agree that any work that will de done to the current wells, must be done in a way to avoid any damage. If Buyer decides to resolve this contract, the latter will have to return the wells in perfect conditions, in the same condition and status he receives the wells, having in consideration its legitimate use of them.

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Once Lumina has paid the installment indicated in letter d) of the clause fifth herein, and if it has exerted its right to request for the proportional amendment of the price for the partially un-fulfillment of the pending condition, which means Buyer intention not to retain all the water rights corresponding to 239,5 liters per second, Lumina will transfer to Seller in a price of US$1,00 dollar each liters by second that actually cannot be extracted and that consequently the parties will have amended from the price. The fact that Lumina may transfer water rights to Seller, will not give the latter the right to pump or to use the wells that Lumina would use and in this regard Seller, using its retransferred water rights, will never affect the volume of Lumina water rights, subject of this contract. For the latter, Seller previously to drill or to build any well(s) to yield the retransferred water rights, must be sure that those well(s) are located outside the protection area set by the expert arbitrator mentioned bellow, in order to avoid any damage to Lumina’s water rights. Lumina obliges itself to grant inside its property the easements and/or rights of way that will be necessary for Seller to have access to, to build and to operate the well(s) from where the re-transferred water rights will be yielded.

In this act, the parties decide that the works destined to the rehabilitation of current wells and the relocation or perforation of new wells, as well as the measurement of their real yield, will be made by a specialized company chosen and paid by Buyer. Seller is entitled to have access to the information from the studies, works and project is the latter cause no problem. For that reason Seller will appoint at its own cost a technical expert. Buyer will submit to Seller all the necessary information obtained from the studies and works, so the parties together will be able to agree whether the condition is fulfilled or not. If trying to determine the verification of the pending condition, the parties do not agree in the real yield of the wells, having previously Buyer submit the work and studies information to Seller, the parties will take the case to an expert arbitrator whom the parties will jointly designate and its decision will be biding and final for the parties. If they do not agree who the arbitrator should be, the

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latter will by appointed by the President of the Chilean Society of Hydraulic Engineers.

EIGHTH: Delay and Lack of Payment.
8.1 In case Buyer delays the payment of any installment set forth in clause five above, Seller shall provide written notice to Buyer who in turn shall have the term of 15 business days to complete such payment plus a penal interest equivalent to the maximum daily conventional interest in effect in Chile for operation in foreign money.

8.2 If the term mentioned in the former paragraph is elapsed and Buyer does not pay any of the installments set forth in clause five above, or if Buyer, at any time shows his willingness to stop paying such installments, Seller shall only be authorized to claim partially the resolution of this agreement, and, additionally, shall have the right to keep, as a unique indemnification, every amount received prior to such claim. For purposes hereof, the parties hereby agree that all the damages that Seller may suffer due to the lack of payment of one or more installments described in clause five above and due to the partial resolution of this purchase, whatever the nature, class or amount of the damages Seller’s may have, shall be always equivalent to the currency quantities previously received by Seller as part of the price. The parties hereby mutually and conventionally appraise said damages upon such currency quantities effectively received by Seller from Buyer.

Seller will have the right to claim the partial resolution of this agreement since it will not be able to request the resolution of the contract in which it refers to the Real Estate and underground water rights equivalent to 15 liters per second from the water right referred to in previous letter c) of clause first, whose prices are understood cancelled by the payment indicated in letter a) of the clause fifth herein.

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In that case, Seller will be able to freely and unrestrictedly dispose all the water rights with the exception of the 15 liters per second mentioned above.

NINETH: Actions’ Waiver.
9.1. For all pertinent legal effects, Seller hereby expressly waives the action to claim the enforcement of this agreement, therefore, any Buyer’s infringement in regards to the timely payment or lack of payment of the price installments provided in clause five above, shall only entitle Seller to partially claim this agreement’s resolution with the exception of a portion of the Real Estate and the underground water rights equivalent to 15 liters extracted from the water right mentioned in precious letter C9 of clause first, which prices were paid by means of the letter a) of the clause fifth above.

9.2. For all the effects to determine what portion of the Real Estate will correspond to the lots that Buyer will retain at any event, the Parties hereby indicate that this surface will correspond to the areas of the Real Estate that are not necessary for the operation and location of the wells from which the volume corresponding to the water rights individualized in clause first letters b), c), d), e) and f) above is extracted. For these effects, Buyer will have to prepare a division project of the Real Estate individualized in clause first letter a) above, within a term of 360 days counted from this agreement, identifying those sectors that are necessary for the operation of the referred wells and those sectors that are not, so these sector will be used by third parties in agricultural and forestry activities. The referred division project would be modified by Lumina if, for the better use of the water rights object of this contract, is technically necessary.

Seller hereby expressly waives to any action to claim damages different from those set forth in clause eighth herein.

TENTH: Purchase’s Form.

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The purchase is done ad corpus, in the state in which the Real Estate and water rights currently are, including all what is built, forested and seeded, and, in general, with all things reckoned as immovable due to adherence or destination, uses, customs and easements, whether active or passive, free of occupants and from any type of mortgages, liens, seizures, debts, litigation and prohibitions, whether currently known by the parties or not, different from the easement mentioned in clause second, letter b) above.

ELEVENTH: Clearance.
Seller shall be liable for clearing vices in accordance to Chilean law.

TWELFTH: Material Delivery.
The material delivery of the Real Estate and the water rights is hereby made.

THIRTEENTH: Arbitration.
Any difficulty or controversy that may arise between the contracting parties regarding the application, interpretation, duration, validity or execution of this agreement or any other controversy regarding it, will be subject to arbitration, with the sole exception specific matter related to the real volume that can extracted from the referred wells, matter that will be subject to the technical arbitration referred to in previous clause seventh. This arbitration will be in accordance with the current Arbitration Procedural Regulations of the Arbitration and Mediation Center of Santiago. The parties grant irrevocable special power to Santiago's Chamber of Commerce, so that, upon written request from any of them, designate an arbitrating arbitrator from the members of the arbitration body of Arbitration and Mediation Center of Santiago, submitting it in this case to the procedure established by the Regulation of said Center, which evidenced through public deed dated December 10, 1992, executed in the Public Notary for Santiago of Mr. Sergio Rodríguez Garcés and to its subsequent amendments, that the parties declare to know and accept. Against the arbitrator's resolutions no appeals will

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be filed, for which reason the parties expressly waive them, including those of complaint and cassation.

The arbitrator is specially empowered to settle any matter related with his competence and/or jurisdiction.

FOURTEENTH: Miscellaneous.
14.1 Confidentiality. Any information or data obtained in connection with the performance of this agreement is confidential for Seller who shall not make any public statement concerning this agreement or the activities contemplated thereunder without the prior written consent of Buyer, which consent shall not be denied without justified reason.

14.2 Notices. All notices to be made or given by a party hereunder shall be in writing and delivered by mail or by facsimile to:

To Seller
a) Don Rafael Vergara Irarrázabal
Calle San Damián N° 255, Las Condes, Santiago, Chile.
Fax: 56-2-217 27 83
b) Don José Antonio Vergara Irarrázaval
Calle Glamis N° 3241, Depto. 801, Comuna de Las Condes, Santiago, Chile.
Fax: 56-2-

To Buyer
Minera Lumina Copper Chile S.A.
Las Nieves 3331, Vitacura
Santiago
Att.: John Joseph Selters

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Fax: (56-2) 325-7572

A party may change its address by notice to the other party.

All notices shall be given:

a) by personal delivery (including courier), which shall be deemed to have been delivered on the day on which it shall have been delivered to an adult located in the aforementioned domiciles.

b) by registered mail, charges prepaid.

c) by electronic communication, which shall be deemed to have been delivered upon the production by the dispatching facsimile machine of a transmission report showing the relevant number of pages comprising the relevant document to have been sent to the correct facsimile number and the result of the transmission as “OK” (or equivalent expression) unless the recipient notifies the sender within twenty-four (24) hours that the transmission was not legibly received.

All notices shall be effective and shall be deemed received:

a) if by personal delivery or by registered mail, on the date of delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery; or

b) if by electronic communication, on the next business day following receipt of the electronic communication.

Saturday will not be considered a business day for all effects of this clause 14.2.

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14.3 Binding agreement and assignment. This agreement is binding and compulsory upon the parties and will operate in their benefit thereof. Seller shall not assign all or any part of this agreement, including the credit guaranteed by the mortgage referred to in clause fifteenth below, with the exception of the transference made to any company under the direct and final control of Rafael Vergara Irarrázabal and/or José Antonio Vergara Irarrázaval, or, to a related company, but this with previous written consent of Buyer, which will not be held without cause and in both cases will be notified to Buyer the name of the assignee.

14.4 Applicable Law. This agreement is executed and governed by the laws of the Republic of Chile.

14.5 Domicile. For all purposes hereof, the parties hereto set their domicile in the city of Santiago.

14.6 No Third Party Beneficiary Rights. This agreement is for the benefit of the parties and their respective successors and assignees only, and is not intended to create third party beneficiary rights in any other party or in any government, governmental organization or agency.

14.7. Money Exchange. If Seller chooses to receive payment in Chilean pesos, the sum of money corresponding to those payments herein expressed in dollars of the United States of America will be paid in Chilean pesos, in accordance with the exchange rate for the “Observed” dollar, as published by the Central Bank of Chile in the Official Gazette on the day prior to the corresponding payment. In the absence of said exchange rate, the exchange rate Law No. 18.010, article 20, first paragraph, on Money Credit Operations, will apply.

FIFTEENTH: Mortgage.

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In order to guarantee the balance of the price set forth in clause five letter b), c) and d) herein, Buyer hereby constitutes in favor of Seller a mortgage over the underground water rights referred to in clause first, letters b), c), d), e), and f), which must be recorded at the margin of the Real Estate ownership registration of the referred underground water rights to be done under Buyer’s name in accordance to this agreement.

SIXTEENTH: Expenses.
Any notary fees arising from this deed will be equitably borne by the parties hereto. Expenses arising from the payment of any fees at Real Estate Registrar’s Office will be exclusively borne by Buyer.

SEVENTEENTH: Prohibition to change use of soil
Hereby, the parties declare that the Real Estate object of this agreement is affected by a prohibition to change the use of the soil established in articles 155 and 156 of the General Law of Urbanism and Constructions.

Power of Attorney.
The bearer of an authorized copy hereof is empowered to request any appropriate registrations, sub-registrations, cancellations and annotations at the competent Real Estate Custodian’s Office.

In addition, the parties hereto empower any one of Messrs. Carlos Pérez-Cotapos Subercaseaux, Gonzalo Grez Jordán, Carlos Prat Guarachi and Rodrigo Fernández Robinson, so that any one of them may execute rectifying or clarifying deeds as necessary for the correct individualization and registration of the Property under Buyer’s name, and to carry out any necessary acts or registrations arising herefrom, notwithstanding any quoting mistake related to registrations of same Registrar, or any error in identifying the Property that is object of this purchase agreement, that the

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parties may have made, exclusively considering that the will of the parties hereto is that as expressed in the different clauses and stipulations herein contained.

LEGAL CAPACITIES.
The legal capacity of John Joseph Selters to act on behalf of MINERA LUMINA COPPER CHILE S.A. is stated on the public deed dated September 5, 2003 subscribed before the Public Notary of Santiago Mr. Eduardo Avello Concha.

The legal capacity of Rafael Vergara Irarrázabal and José Antonio Vergara Irarrázabal to act on behalf of SOCIEDAD AGRÍCOLA SAN SEBASTIÁN LIMITADA is stated on the public deeds dated February 24, 1986 and August 30, 1991, both subscribed before the Public Notary of Santiago, Mr. Juan Ricardo San Martín Urrejola.

MINERA LUMINA COPPER CHILE S.A.

SOCIEDAD AGRÍCOLA SAN SEBASTIÁN LIMITADA